UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2026
PORCH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39142	84-2587663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 1st Avenue S., Suite 501
Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)
(855) 767-2400
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	PRCH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2026, Porch Reciprocal Exchange (the “Reciprocal”) and Porch Group, Inc. (the “Company” or “Porch”) entered into a distribution agreement (the “Distribution Agreement”) with StoneX Financial Inc., acting as sales agent (the “Sales Agent”), pursuant to which (i) the Reciprocal may offer and sell up to 10 million shares of the Company’s common stock (the “Common Stock”), par value $0.0001 per share (the “Reciprocal ATM Shares”) it currently holds and (ii) the Company may offer, issue and sell up to 5 million shares of the Company’s Common Stock (the “Company ATM Shares” and, together with the Reciprocal ATM Shares, the “Shares”), in each case from time to time through the Sales Agent.

The Reciprocal currently holds approximately 16.2 million shares of Porch Common Stock, a significant portion of which constitutes a non-admitted asset or is subject to statutory investment limitations applicable to affiliate holdings under Texas insurance law. The Distribution Agreement provides the Reciprocal with an opportunity to convert a portion of these holdings into cash that qualify as fully admitted assets on its statutory financial statements. The Reciprocal may use its net proceeds from sales of the Reciprocal ATM Shares for general corporate purposes, which may include, but is not limited to, strengthening the Reciprocal's admitted surplus position, improving liquidity and asset diversification, financing acquisitions, otherwise meeting applicable regulatory requirements and maintaining its financial stability rating, or paying claims and expenses. Porch may use its net proceeds from the sales of the Company ATM Shares for general corporate purposes. The Company will not receive any proceeds from the sale of the Reciprocal ATM Shares.

Neither the Company nor the Reciprocal has an obligation to sell any of the Shares. Sales may be suspended, and the Distribution Agreement may be terminated, in accordance with its terms. Pursuant to the Distribution Agreement, sales of the Shares, if any, may be made by any method permitted by law that constitutes an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent may also decline to accept the terms contained in any placement notice, suspend sales or terminate the Distribution Agreement in accordance with the terms of the Distribution Agreement. The Sales Agent is not required to sell any number or dollar amount of the Shares but will, subject to the terms and conditions of the Distribution Agreement, use commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal law, rules and regulations and the rules of The Nasdaq Stock Market LLC, to sell the Shares from time to time, based upon instructions from the Company and/or the Reciprocal (including any price, time, or size limits or other customary parameters or conditions the Company and/or the Reciprocal may impose).

The Distribution Agreement contains customary representations, warranties and agreements by the Reciprocal and the Company, and customary indemnification and contribution provisions with respect to certain liabilities, including liabilities under the Securities Act. The Company or the Reciprocal, as applicable, will pay the Sales Agent a cash commission of 1.5% of the gross proceeds from sales of the Shares sold under the Distribution Agreement. The Company will also reimburse the Sales Agent for certain specific expenses.

The Shares, if any, will be issued (with respect to the Company ATM Shares) and offered and sold pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-299730), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, on October 30, 2026. The Company filed a prospectus supplement with the Commission pursuant to Rule 424(b) under the Securities Act on October 30, 2026. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Distribution Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The representations, warranties and covenants contained in the Distribution Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The legal opinion of Ashurst Perkins Coie US LLP relating to the issuance and sale of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
1.1+	Distribution Agreement, dated October 30, 2026, among Porch Group, Inc., Porch Insurance Reciprocal Exchange and StoneX Financial Inc.
5.1	Opinion of Ashurst Perkins Coie US LLP, with respect to the legality of the securities being registered.
23.1	Consent of Ashurst Perkins Coie US LLP (contained in Exhibit 5.1 hereto).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
__________________
+ Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORCH GROUP, INC.

By:	/s/ Shawn Tabak
	Name:	Shawn Tabak
	Title:	Chief Financial Officer
Date: October 30, 2026